CODE OF ETHICS AND PERSONAL TRADING

POLICY AND PROCEDURES

Revised: March 31, 2020

Contents

I.	Code of Ethics Policy	4

	Overview	4

	Standards of Professional Conduct	4

	Reporting Concerns & Non-Retaliation Policy	5

	Related Policies	6

II.	Personal Trading Policy	7

III.	Personal Trading Procedures	7

	Section 1: Employee Monitoring Classifications	7

	Section 2: Securities Account Maintenance	8

	Securities Accounts and Authorized Broker-Dealers	8

	Mutual Fund Only Accounts and 529 Accounts	9

	Discretionary Managed Accounts	9

	Cryptocurrency	10

	Section 3: Preclearance Requirements	10

	Preclearance Requirements – General	10

	Preclearance Requirements – Margin Accounts and Limit Orders	11

	Preclearance Requirements – Voluntary Corporate Actions	11

	Preclearance Requirements – Gifts of Covered Securities	11

	Submitting a Preclearance Request	11

	Section 4: General Trading and Other Restrictions	11

	Material Nonpublic Information (MNPI):	11

	Blackout Period	12

	Exceptions to the Blackout Period	13

	Investment Persons	13

	Sixty Day Mutual Fund Holding Period	13

	Sixty Day Covered Security Holding Period	14

	Short Sales	14

	Excessive Trading	14

	Security Ownership	14

	Prudential Securities	14

	Employer-issued Stock Option Transactions	15

	Options and Futures	15

	Initial Public Offerings	15

Revised: March 31, 2020

	Private Investments	15

	Restricted Lists	16

	Investment Clubs	16

	Section 5: Additional Requirements for Designated Persons	16

	Trading Windows for Designated Persons	16

	Preclearance Requirements for Designated Persons	17

	Trading Prohibitions for Designated Persons	17

	Account Maintenance for Designated Persons	17

	Section 6: Additional Requirements for Dual Hat Employees	18

	Section 7: Certifications	18

	Initial and Quarterly Code of Ethics, Personal Trading Policy and Compliance Program Policies Certification	18

	Initial and Quarterly Securities Accounts Certification	18

	Quarterly Transaction Certification	19

	Initial and Annual Holdings Certifications	19

	Broker Consent	19

	Initial and Annual Information Barrier Standards Certification	19

	Other Compliance Acknowledgements and Certifications	19

	Section 8: Exceptions	20

	Section 9: Violations	20

IV.	Internal Controls	20

V.	Escalating Concerns	20

VI.	Discipline and Sanctions	21

Exhibit A		22

Glossary		22

Exhibit B		26

Compliance and Reporting of Personal Transactions Matrix		26

Revised: March 31, 2020

I.	Code of Ethics Policy

Overview

Rule 204A-1 under the Investment Advisers Act of 1940 as amended requires investment advisers to adopt a written code of ethics designed to prevent fraud by reinforcing the principles that govern the conduct of investment advisory firms and their personnel. In addition, the Code of Ethics must set forth specific requirements relating to personal securities trading activity including reporting transactions and holdings.

Jennison’s Code of Ethics and Personal Trading Policy (the “Code”) applies to all employees. Jennison (or the “Company”) expects that all employees will adhere to this Code without exception.

Standards of Professional Conduct

It is Jennison’s policy that its employees adhere to the highest ethical standards when discharging their investment advisory duties to our clients or in conducting general business activity on behalf of the Company. Actions, which expose any of us or the organization to even the appearance of an impropriety, must not occur. As a fiduciary1, Jennison owes its clients a duty of honesty, good faith, and fair dealing when discharging our investment management responsibilities. It is a fundamental principle of the Company to ensure that the interests of our clients come before those of Jennison or any of its employees. Therefore, as an employee of Jennison, we expect you to uphold these standards of professional conduct by not taking inappropriate advantage of your position, such as using information obtained as a Jennison employee to benefit yourself or anyone else in any way. It is particularly important to adhere to these standards when engaging in personal securities transactions and maintaining the confidentiality of information concerning the identity of security holdings and the financial circumstances of our clients. Any investment advice provided must be unbiased, independent and confidential. It is extremely important to not violate the trust that Jennison and its clients have placed in its employees.

The prescribed guidelines and principles, as set forth in the policies that follow, are designed to reasonably assure that these high ethical standards long maintained by Jennison continue to be applied and to protect Jennison’s clients by deterring misconduct by its employees. It is each employee’s responsibility to ensure that we:

•	Nurture a company culture that is highly moral and make decisions based on what is right

•	Build lasting customer relationships by offering only those products and services that are appropriate to customers’ needs and provide fair value

•	Maintain an environment where employees conduct themselves with courage, integrity, honesty and fair dealing at all times

[1]

Investments Advisers frequently are fiduciaries for clients. Fiduciary status may exist under contract; common law; state law; or federal laws, such as the Investment Advisers Act of 1940, the Investment Company Act of 1940 and ERISA.

Revised: March 31, 2020

•	Ensure no individual’s personal success or business group’s bottom line is more important than preserving the name and goodwill of Jennison

•	Regularly monitor and work to improve our ethical work environment

Jennison employees should use the Code, as well as the related policies and procedures, as an educational guide that is complemented by Jennison’s training protocol.

Each Jennison employee has the responsibility to be fully aware of and strictly adhere to the Code of Ethics and the accompanying policies that support the Code. It should be noted that because ethics is not a science, there may be gray areas that are not covered by laws or regulations. Jennison and its employees will nevertheless be held accountable to such standards. Individuals are expected to seek assistance for help in making the right decision.

Reporting Concerns & Non-Retaliation Policy

Jennison Associates is committed to high standards of ethical, moral and legal business conduct. In line with this commitment, and Jennison’s commitment to open communication, Jennison’s Reporting Concerns & Non-Retaliation Policy (“Policy”) found in the Employee Handbook describes the process for individuals to submit concerns regarding the quality and integrity of the firm’s accounting, auditing, and financial reporting controls and procedures as well as the firm’s legal or regulatory compliance (“Concerns”).

This Reporting Concerns & Non-Retaliation Policy is intended to cover for you if you raise concerns regarding:

•	incorrect financial reporting

•	unlawful activity including violations to securities laws;

•	activities that are not in line with a Jennison policy, including but not limited to the Code of Ethics, and/or

•	activities, which otherwise amount to serious improper conduct.

The Concerns reporting procedure is intended to be used for the reporting of unethical or illegal behavior or practices, violations of laws, regulations or any internal policies. Such Concerns, including those relating to financial reporting unethical conduct may be reported directly to: the Chief Ethics Officer, the Chief Legal Officer, the Chief Compliance Officer, or the Chief Risk Officer. You may also communicate a financial reporting or ethical Concern by sending an email either through the Jennison Financial Reporting Concern Mailbox located on the Risk Management webpage or the Jennison Ethics Mailbox located on the Ethics webpage. Emails sent in this manner have the option to be strictly anonymous.

Employment-related concerns should continue to be reported through your normal channels, by speaking directly with your manager, any other manager, or Human Resources.

Revised: March 31, 2020

Related Policies

In addition to this document the following policies are designed to manage actual and potential conflicts of interest related to employees and abuse of an employee’s position of trust and responsibility.

•	Charitable Contributions Policy and Procedures

•	Conflicts of Interest Policy and Procedures

•	Gifts and Entertainment Policy and Procedures

•	Personal Conflicts and Outside Business Activities Policy and Procedures

•	Political Contribution Policy and Procedures

•	Safeguarding the Receipt of MNPI Policy and Procedures

•	Prudential Code of Conduct – Making the Right Choices

Revised: March 31, 2020

II.	Personal Trading Policy

Jennison (“Firm” or “Company”) and its Employees owe a fiduciary duty to our Clients to conduct our affairs in a manner that:

•	avoids placing our own personal interests ahead of the interests of our Clients

•	avoids taking inappropriate advantage of our position with the Company

•	avoids any actual or potential conflicts of interest.

As such, Jennison has adopted this Personal Trading Policy (“Policy”) to ensure that Employees conduct their personal trading in a manner consistent with our fiduciary duty. This Policy is also designed to comply with various securities laws and regulations, including the Insider Trading and Securities Fraud Enforcement Act of 1988, the Conduct Rules of FINRA, Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17(j) under the Investment Company Act of 1940, as applicable.

•	Capitalized terms used throughout this Policy are defined in the Glossary in Exhibit A

•	A Matrix of Jennison’s pre-approval and reporting requirements is listed in Exhibit B

If you are unclear as to your personal trading and reporting responsibilities, or have any questions concerning any aspect of this Policy, please contact the Personal Trading Compliance Team (PersonalTrading@jennison.com).

III.	Personal Trading Procedures

The following rules, regulations and restrictions apply to the personal security transactions of all Employees.

Section 1: Employee Monitoring Classifications

Some of the more frequent Employee monitoring classifications are listed below. Please see the Glossary in Exhibit A for a full list of classifications. For ease of reference, the term Employee will be used throughout this Policy and multiple classifications may apply depending on the Employee’s role.

•

Access Persons - Employees who work in support of our investment advisory activities and who may in the course of their responsibilities have access to nonpublic investment advisory client trading information or recommendations, or have access to nonpublic portfolio holdings. All Jennison Employees are classified as Access Persons. While contingent workers (e.g. consultants and temporary workers) are not Jennison Employees, those contingent workers who have access to sensitive or confidential information may be deemed Access Persons and subject to preclearance of personal securities trading activities and other Policy requirements as determined by the Personal Trading Compliance Team.

Revised: March 31, 2020

•

Designated Person - An Employee who, during the normal course of his or her job, has routine access to material nonpublic information about Prudential. Material nonpublic information may consist of financial or non-financial information about Prudential as a whole or one or more Divisions or Segments. Please see Section 5 for additional rules and information.

•

Dual Hat Employee - Employee who works in or supports the investment advisory activities of another PGIM asset management business or another entity under Prudential’s control. Please see Section 6 for additional rules and information.

•

Immediate Family – any of the following relatives who share the same household with you and are financially connected to you: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships. The term also includes any related or unrelated individual who resides with, or whose investments are controlled by, or whose financial support is materially contributed to by, the Employee, such as a significant other or domestic partner. For example, this could include individuals with whom you share living expenses, bank accounts, rent or mortgage payments, ownership of a home, or any other material financial support. These situations should be reviewed on a case-by-case basis by the Personal Trading Compliance Team.

•

Investment Persons – Access Persons who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities for client accounts (i.e., portfolio managers and research analysts).

Section 2: Securities Account Maintenance

Securities Accounts and Authorized Broker-Dealers

Access Persons and Investment Persons are required to maintain their Securities Accounts at an Authorized Broker-Dealer. Please review Exhibit A for the definition of Securities Accounts and for the list of Authorized Broker-Dealers.

All Securities Accounts must be reported in our third party vendor system, PTA, or by contacting the Personal Trading Compliance Team. Employees who are newly subject to this requirement are required to transfer their Securities Accounts to an Authorized Broker-Dealer within sixty days of their Company start date. In addition, in the event that you open a new Securities Account, you should report it in PTA within thirty days of activating the new account.

Exceptions to the Authorized Broker-Dealer requirement will be evaluated on a case-by-case basis and will be approved on a limited basis. Exceptions must be submitted to the Personal Trading Compliance Team and require the approval of both the Chief Compliance Officer and Chief Executive Officer. If, at any time, the facts and circumstances have changed regarding an account(s) for which an exception has been previously granted, the Employee must promptly notify the Personal Trading Compliance Team and request that the account(s) be reviewed in light of the changed circumstances. Additionally, Employees must submit documentation to the Personal Trading Compliance Team upon request to re-validate exceptions that were previously granted.

Revised: March 31, 2020

Even if you are granted an exception to the Authorized Broker-Dealer requirement and are permitted to maintain an account with a broker-dealer who is not authorized, you must direct the brokerage firm(s) that maintain(s) your securities account(s) to send duplicate copies of your trade confirmations and account statements (“trading activity”) to Jennison’s Personal Trading Compliance Team.

Certain brokers may require written consent forms with physical signatures from all account owners, including Immediate Family Members, prior to transmitting personal trading data to Jennison and Prudential Financial, Inc. for new and existing accounts.

Jennison recognizes that some of its Employees may, due to their living arrangements, be uncertain as to their obligations under this Policy. If an Employee has any question or doubt as to whether a Securities Account is subject to this Policy, he or she must consult with the Personal Trading Compliance Team.

Mutual Fund Only Accounts and 529 Accounts

Access Persons and Investment Persons must report all Securities Accounts held at a broker-dealer even if the account is limited to the purchase and sale of open-end mutual funds.

Some mutual fund companies allow mutual fund shares to be purchased and held directly through the fund’s transfer agent rather than through a broker-dealer. Such mutual fund transfer agency accounts, including the underlying transactions and holdings in those accounts, do not need to be reported to Jennison, unless such accounts hold Affiliated Open-End Mutual Funds.

529 College Savings Plans purchased directly from a state sponsor rather than through a broker-dealer are not subject to this Policy and do not require disclosure.

Discretionary Managed Accounts

Access Persons and Investment Persons must disclose Discretionary Managed Accounts to the Personal Trading Compliance Team and must provide a copy of the executed Discretionary Managed Account Agreement for review and approval. Upon approval, duplicate statements and trade confirmations for these accounts are not required to be submitted. However, any Employee may be asked to provide the Personal Trading Compliance Team with periodic statements for certain Discretionary Managed Accounts.

A Discretionary Managed Account Agreement may establish general investment objectives. However, the account owner may not make or be permitted to make any specific decisions regarding the purchase or sale of individual securities for the account. If the account owner has granted management of their Discretionary Managed Account to a third party, then the account owner must not influence or control the account, such as by suggesting purchases or sales of investments, directing transactions, or consulting with the manager regarding allocation of investments in any way that could affect the selection of specific securities.

Revised: March 31, 2020

Employees who reported and have received approval to maintain a Discretionary Managed Account are required to complete a periodic certification to the effect that they have not influenced the purchase and sale of investments as noted in the paragraph above. The financial professional responsible for the Discretionary Managed Account may be required to submit a separate certification to the Personal Trading Compliance Team regarding the account. Additionally, either the Employee or the financial professional may be asked periodically to discuss the nature of the account with the Personal Trading Compliance Team.

For the purposes of this Policy, automated adviser accounts (colloquially referred to as robo-advisers) that utilize algorithms to manage client assets may be subject to the same provisions of this Policy as Discretionary Managed Accounts provided the robo-adviser’s managed account agreement is accepted by the Personal Trading Compliance Team.

Cryptocurrency

Cryptocurrency accounts or “wallets” as they are commonly known do not need to be reported and the purchase or sale of actual cryptocurrency does not require preclearance or reporting. However, because certain cryptocurrency offerings such as initial coin offerings and cryptocurrency-based ETFs and futures contracts may be considered securities offerings, while they do not require preclearance they are required to be reported.

Please contact the Personal Trading Compliance Team to determine whether any such offering requires preclearance or reporting.

Section 3: Preclearance Requirements

Preclearance Requirements – General

Preclearance of personal securities transactions allows Jennison to prevent personal trades that may conflict with Client trades or transactions. As such, Access Persons and Investment Persons (subject to the exceptions noted below) must preclear all transactions in Covered Securities as defined in Exhibit A. Preclearance is not required for transactions that are Non-Volitional as defined in Exhibit A.

Determination as to whether or not a particular transaction requires pre-approval should be made by consulting the Compliance and Reporting of Personal Transactions Matrix found on Exhibit B.

Trading approval is valid only for the day that it is granted.

Preclearance is not required for Affiliated Open-End Mutual Funds. However, please note that a Sixty Day Mutual Fund Holding Period requirement applies as detailed further down in this Policy.

Revised: March 31, 2020

Preclearance Requirements – Margin Accounts and Limit Orders

Access Persons and Investment Persons are discouraged from entering limit orders that carry over to a future trading day and from maintaining margin accounts. If you engage in multi-day limit orders, you must obtain preclearance approval on each day that the order is outstanding. Transactions triggered by limit orders, margin calls, or margin account maintenance fees require preclearance approval and may result in violations of the Policy.

Preclearance Requirements – Voluntary Corporate Actions

Access Person and Investment Persons are required pre-clear voluntary corporate actions. If Investment Persons hold or cover the issuer of the corporate action then they need to contact the Personal Trading Compliance Team for review.

Preclearance Requirements – Gifts of Covered Securities

Preclearance is required if Access Person or Investment Person gifts a Covered Security to a person. Preclearance is not required if Access Person or Investment Person donates a Covered Security to charity/non-profit organization that the Employee does not own or control.

Submitting a Preclearance Request

Preclearance requests must be submitted via PTA which can be accessed by clicking on Personal Trading Quick Link on JennOnline. Automated feedback will be provided as to whether the request is approved, denied, or in need of further review. Preclearance requests may be submitted between 10:15 AM and 4:00 PM Eastern Standard Time. Submitting a preclearance request outside of these times will result in a system-generated denial. Approved trades must be executed by the close of the business on the day in which the preclearance approval is granted. Approved orders for securities traded in foreign markets may be executed within two business days from the date preclearance is granted. Failure to obtain preclearance approval on the exact day of trading will result in a violation.

For private securities transactions, approval request forms can be found in PTA in the Forms section. Completed private securities transactions must be reported to the Personal Trading Compliance Team within thirty days of making the investment.

Section 4: General Trading and Other Restrictions

Material Nonpublic Information (MNPI):

No Access Persons or an Investment Person may buy or sell any security while in possession of material, nonpublic information. Please refer to Jennison’s Safeguarding the Receipt of MNPI Policy and Procedures for additional information.

Revised: March 31, 2020

Blackout Period

Jennison’s Blackout Period Rules apply to all Access Persons and Investment Persons and is defined as the period of seven calendar days before or after a transaction was executed in a Client account in the same or an equivalent security. The Blackout Period also includes pending buy or sell orders in the same or equivalent security, otherwise known as an Open Order.

Subject to the exceptions noted below Access Persons and Investment Persons are prohibited from knowingly:

•	executing a securities transaction on the same day that a Client has a pending buy or sell order in the same or an equivalent security;

•	buying or selling a security within seven calendar days before or after a Client trades in the same or an equivalent security;

•	executing a securities transaction if such trade will interfere in any way with the orderly trade execution of such security by any Client; and

•

executing a securities transaction after such security has been recommended to any Client or after being traded for any Clients, if the trade is effected with a view to making a profit on the anticipated market action of the security resulting from such recommendation, purchase or sale.

If an Access Person or an Investment Person trades during a Blackout Period, reversal of the trade and disgorgement may be required. For example, if an Access Person’s trade is pre-approved and executed and subsequently, within seven days of the transaction, the Company trades on behalf of Clients, the Personal Trading Compliance Team will review the personal trade in light of firm trading activity and make a recommendation as to whether additional action should be taken.

In those circumstances where an Investment Person personally trades within seven days of firm trading, the Chief Compliance Officer, Chief Legal Officer and Senior Management will determine on a case-by-case basis the appropriate action. Regardless of the actual impact to Clients, the perceived conflict of interest and appearance may determine that the Investment Person be required to reverse the trade and disgorge to the firm any difference due to an incremental price advantage over the Client’s transaction.

Designated Persons are prohibited from executing trades in Prudential related securities unless the trading window is open. Certain sales of Prudential securities and exercises of Prudential Employee stock options are permitted during Blackout Periods only if made pursuant to the Company precleared Individual Trading Plan, otherwise known as a 10b5-1 plan, that is maintained by Prudential’s Securities Monitoring Unit (SMU).

Revised: March 31, 2020

Exceptions to the Blackout Period

Exceptions to the Blackout Period provision may be granted for De Minimis Transactions which are:

•	Any trades, or series of trades effected over a 30 calendar day period, involving $50,000 or less in a security with a market capitalization greater than $2 billion and less than $25 billion; and

•	Any trades, or series of trades effected over a 30 calendar day period, involving $100,000 or less in a security with a market capitalization greater than $25 billion.

Please note that there is no De Minimis exception for securities with market capitalization of under $2 billion or Fixed Income securities.

Trades meeting the De Minimis exception are subject to preclearance requirement as well as additional rules and satisfactory responses to preclearance questions.

Blackout Period restriction does not apply to the securities listed in the broad based indices list maintained by the Personal Trading Compliance Team and available on PTA for your reference.

Investment Persons

Investment Persons who are Portfolio Managers are prohibited from selling securities in their personal account(s) while that security is held in a Client account where they are named as a Portfolio Manager.

Investment Persons who are Portfolio Managers are prohibited from buying securities in their personal account(s) while that security is held short in a Client account where they are named as a Portfolio Manager.

Investment Persons who are Research Analysts are prohibited from selling in their personal account(s) any security in their research coverage while that same security is held in any fundamental Client account.

The restrictions outlined in this Investment Persons section supersede the De Minimis Transaction exception outlined above.

Sixty Day Mutual Fund Holding Period

Access Persons and Investment Persons are required to hold Affiliated Open-End Mutual Funds purchased for a period of sixty calendar days, using the Last In, Last Out (LIFO) accounting methodology. Profits realized on such transactions that do not adhere to the requirements of this Section may be required to be disgorged to the Company or as otherwise deemed appropriate by the Personal Trading Compliance Team and the Chief Compliance Officer.

Revised: March 31, 2020

A list of Mutual Funds subject to the Sixty Day Mutual Fund Holding Period restrictions can be found in PTA.

Sixty Day Covered Security Holding Period

Access Persons and Investment Persons are prohibited from executing a purchase and sale, or sale and purchase, of the same or an equivalent Covered Security within any sixty calendar day period, using the LIFO accounting methodology.

This prohibition shall not apply to trading in those securities listed on the broad based indices list maintained by the Personal Trading Compliance Team and available on PTA for your reference.

Short Sales

Access Persons and Investment Persons may not short Prudential related securities under any circumstances. Additionally, Access Persons and Investment Persons are prohibited from taking a short position in a security that is held in a fundamental Client account.

Excessive Trading

Access Persons and Investment Persons are discouraged from engaging in a pattern of securities transactions that is so excessively frequent as to potentially impact their ability to carry out their assigned responsibilities.

Personal trading activity of Access Persons and Investment Persons who execute more than 25 trades in Covered Securities that require preclearance over a 30 calendar day period will be reported to senior management.

Security Ownership

Access Persons and Investment Persons are generally prohibited from holding more than 0.05% of shares outstanding of any individual Covered Security across all Securities Accounts. Private companies will be evaluated on a case by case basis.

Prudential Securities

All Access Persons and Investment Persons are prohibited from trading Prudential securities while in possession of material, nonpublic information regarding the Company. For purposes of this Policy, all requirements and restrictions relating to Prudential securities include, but are not limited to, common stock (PRU), bonds (including convertible bonds), the Prudential Financial, Inc. Common Stock Fund (“PFI Common Stock Fund”), Employee stock options, restricted stock, restricted stock units, performance shares, performance units, exchange traded or other options and Prudential Financial single stock futures.

All Access Persons and Investment Persons are also prohibited from selling Prudential securities short including “short sales against the box”, hedging Prudential securities transactions, and from participating in any exchange traded Prudential options or futures transactions on any security issued

Revised: March 31, 2020

by Prudential. These restrictions include: put or call options; prepaid variable forward contracts; equity swaps; collars; exchange traded funds; and any other financial instrument that is designed to hedge or offset any change in the market value of Prudential securities.

With the exception of Designated Persons and Dual Hat Employees, Access Persons and Investment Persons, are not required to pre-clear the purchase or sale of Prudential common stock (PRU) or the exercise of Prudential options. Additionally Access Persons and Investment Persons are not subject to the Sixty Day Covered Security Holding Period.

Employer-issued Stock Option Transactions

The exercise of employee stock options granted by a third party as compensation do not require preclearance provided the converted shares are not liquidated. All Employees must preclear the sale of shares resulting from the exercise of an employer-issued stock option. Direct Stock Purchase Plans

Subject to preclearance, long-term investing through direct stock purchase plans is permitted. The terms of the plan, the initial investment, and any notice of intent to purchase through automatic debit must be provided to and approved by the Personal Trading Compliance Team. Any changes to the original terms of approval, e.g., increasing, decreasing in the plan, as well as any sales or discretionary purchase of securities in the plan must be submitted for preclearance. Termination of participation in such a plan must be reported to the Personal Trading Compliance Team. Provided that the automatic monthly purchases have been approved by the Personal Trading Compliance Team, each automatic monthly purchase need not be submitted for pre-approval. For purposes of applying the Sixty-Day Covered Security Holding Period only discretionary (volitional transactions) will be matched. Additionally, holdings need to be disclosed annually.

Options and Futures

Access Persons and Investment Persons are prohibited from transacting in options and futures where the underlying security is a Covered Security that requires preclearance.

Initial Public Offerings

Access Persons and Investment Persons are prohibited from purchasing initial public offerings of securities. For purposes of this Policy, “initial public offerings of securities” do not include offerings of government or municipal securities.

Private Investments

Access Persons and Investment Persons are prohibited from investing in a Private Investment without prior approval from the Personal Trading Compliance Team, the employee’s supervisor or the Head of the Strategy or Chief Investment Officer or his designee. Such review and approval will take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to the Employee by virtue of his or her position at Jennison. Approval of the Private Investment should also consider whether the investment is likely to result in a current or future conflict with Clients, including a future public offering.

Revised: March 31, 2020

To preclear a Private Investment, please use the Private Investment Form which can be found in the “Forms” section in PTA.

Restricted Lists

Access Persons and Investment Persons are prohibited from purchasing or selling securities of issuers on Jennison’s Restricted List.

Investment Clubs

Access Persons and Investment Persons may not participate in Investment Clubs.

Section 5: Additional Requirements for Designated Persons

A Designated Person is an Employee who, during the normal course of his or her job has routine access to material, nonpublic information about Prudential, including information about one or more business units or corporate level information that may be material to Prudential. Employees who have been classified as a Designated Person have been informed of their status. If you have been classified as a Designated Person, but you do not think you have access to material, nonpublic information about Prudential, you should contact the Personal Trading Compliance Team to determine whether you should be reclassified. Please note, that as a Designated Person you may also have another classification under this Policy (e.g., Designated Person and Access Person). If so, you are required to comply with the strictest requirements of all such classifications.

The requirements and restrictions covered in this section apply to all accounts that hold and trade Prudential common stock (symbol: “PRU”) in which a Designated Person or an Immediate Family member has a direct or indirect beneficial interest and exercise investment discretion.

Trading Windows for Designated Persons

Designated Persons are permitted to exercise their Prudential options and trade in PRU only during certain “open trading windows”. Trading windows will be closed for periods surrounding the preparation and release of Prudential’s financial results. Prudential may also close the trading window at other unscheduled times and would provide notice when doing so. Approximately 48 hours after Prudential releases its quarterly earnings to the public, the trading window generally opens and will remain open until approximately three weeks before the end of the quarter.

Although certain automated blocks have been put in place to prevent trading when the trading window is closed, it is ultimately the Designated Person’s obligation to only trade Prudential related securities when the trading window is open. If a blocking system fails, the Designated Person remains responsible if a violation occurs.

Revised: March 31, 2020

Preclearance Requirements for Designated Persons

During the “open trading windows”, certain Designated Persons must obtain preclearance approval from Prudential Corporate Compliance prior to trading in Prudential related: common stock; bonds; Employee stock options; restricted stock; performance shares/units; exchange traded or other options; single stock futures; the Prudential Financial, Inc. Common Stock Fund; or engaging in any Prudential related transactions under the Prudential Stock Purchase Plan (PSPP), Prudential Deferred Compensation Plan, or Prudential Employee Savings Plan (PESP) affecting the Prudential Financial, Inc. Common Stock Fund.

The preclearance requirement for Prudential related transactions excludes transactions in Prudential mutual funds and annuities.

Transactions affecting Prudential related securities must be completed during the open trading window and must be precleared when executed within Dividend Reinvestment Plans (DRIPs) , the Prudential Deferred Compensation Plan, the Prudential Employee Savings Plan (PESP) and the Prudential Stock Purchase Plan (PSPP). However, there are certain limited exceptions to these requirements such as initial plan enrollments, catch-up contribution elections, contribution and deferral rate changes, and dividend elections. Designated Persons should contact the Personal Trading Compliance Team or Prudential Corporate Compliance prior to engaging in a DRIP, PESP or PSPP related transaction.

Therefore, Designated Persons may not enter into “good until cancelled” or “limit” orders involving Prudential securities that carry over until the next trading day.

Trading Prohibitions for Designated Persons

All Designated Persons are prohibited from short selling Prudential securities. This prohibition includes “short sales against the box”, hedging Prudential securities transactions, and from participating in any exchange traded Prudential options or futures transactions on any security issued by Prudential. These restrictions include prepaid variable forward contracts, equity swaps, collars, exchange traded funds, and other financial instruments that are designed to hedge or offset any decrease in market value of Prudential securities.

Account Maintenance for Designated Persons

All Designated Persons are required to hold and trade Prudential Financial stock only at an Authorized Broker-Dealer. While Prudential Financial stock held at Computershare is subject to the preclearance provisions of this Policy, Designated Persons are not required to transfer PRU positions held at Computershare to an Authorized Broker-Dealer. Within 30 days, Designated Persons must report all new accounts, including account numbers, to ensure that transaction records are sent to the Personal Trading Compliance Team.

Revised: March 31, 2020

Section 6: Additional Requirements for Dual Hat Employees

Access Persons and Investment Persons who are identified as Dual Hat Employees are subject to both Prudential’s Standards and Jennison’s Personal Trading Policy and responsible for knowing the policies. Their personal trading activity is screened against both organization’s trading activities including the firms’ restricted lists. Dual Hat Employees are required to pre-clear all securities transactions, unless they are exempt from preclearance under both policies.

Section 7: Certifications

All reports and certifications must be completed via PTA. Failure to complete certifications in a timely manner may result in disciplinary action such as monetary penalties, suspension without pay or other disciplinary action up to and including termination of employment.

Initial and Quarterly Code of Ethics, Personal Trading Policy and Compliance Program Policies Certification

All Access Persons and Investment Persons must complete an initial and a quarterly Compliance Certification acknowledging:

•	The receipt of Jennison’s Code of Ethics and Personal Trading Policy

•	The Employee has read, understood and complied with all Compliance Program Policies

Additionally, all Access Persons and Investment Persons must confirm compliance with all applicable federal securities laws on a quarterly basis.

Initial and Quarterly Securities Accounts Certification

Upon hire and quarterly thereafter, all Access Persons and Investment Persons must certify to the completeness and accuracy of the list of all reportable Securities Accounts, including those held at Authorized Broker-Dealers and those held at non-authorized firms. Your submission of the Securities Accounts certification will confirm that you have instructed all brokers for such accounts to send duplicate copies of account statements and trade confirmations to the Personal Trading Compliance Team. Additionally, by submitting the certification you agree to notify the Personal Trading Compliance Team of any changes to your Securities Accounts that are not held at an Authorized Broker-Dealer pursuant to an exception that has been granted to you.

Please note that Access Persons and Investment Persons may hold and trade Affiliated Open End Mutual Funds through Authorized Broker-Dealers, Prudential Mutual Fund Services, the Prudential Employee Savings Plan (“PESP”), and the Jennison Savings Plan.

In addition, Access Persons and Investment Persons may maintain accounts with respect to certain Affiliated Open-End Mutual Funds directly with the fund company, provided that details of such account and duplicate confirms and statements are provided to the Personal Trading Compliance Team.

Revised: March 31, 2020

Quarterly Transaction Certification

All Access Persons and Investment Persons must submit transaction information within 30 days after the end of a calendar quarter, with respect to any transaction in Securities Accounts, including activity in Affiliated Open-End Mutual Funds and Private Investments.

To facilitate compliance with this reporting requirement, the Company requires that a duplicate copy of all trade confirmations and brokerage statements be supplied, physically or via an electronic feed, directly to the Personal Trading Compliance Team and to Prudential’s Corporate Compliance Department.

Initial and Annual Holdings Certifications

Within ten calendar days of becoming an Access Person or Investment Person and annually thereafter, all Employees must disclose their personal securities holdings in all Covered Securities.

This Initial and Annual Holding Certification must also include all holdings of Private Investments (e.g., limited partnership interests, private placements, hedge funds, etc.) and all holdings in Affiliated Open-End Mutual Funds. This includes those positions held in 401(k) Plans held at other companies, excluding money market funds. Covered Securities held in Discretionary Managed Accounts and certain trust accounts are not required to be reported on an Initial or an Annual Holdings Certification. All Initial and Annual Holdings Certifications must include information that is current within the previous forty-five days.

Broker Consent

Certain brokers may require written consent forms with physical signatures from all account owners, including Immediate Family members, prior to transmitting personal trading data to Jennison and Prudential Financial, Inc. for new and existing accounts. To assure compliance with this Policy, you must provide consent in a manner required by each broker.

Initial and Annual Information Barrier Standards Certification

All Access Persons and Investment Persons must receive training on Prudential’s Information Barrier Standards. Additionally Employees must acknowledge at time of employment and quarterly that they have read and understood the Information Barrier Standards and will abide by the terms stated therein.

Other Compliance Acknowledgements and Certifications

Access Persons and Investment Persons may be required to submit additional acknowledgements or certifications upon request as regulatory requirements change and industry standards evolve. Access Persons and Investment Persons will be notified by the Personal Trading Compliance Team when new acknowledgments are required.

Revised: March 31, 2020

Section 8: Exceptions

Exceptions to the Policy are rare and require the approval of the Chief Compliance Officer and the Chief Executive Officer. In all instances, exceptions will only be granted where such exception would not violate laws or regulation.

All personal trade monitoring requirements outlined in this Policy remain in effect while an Employee is on leave of absence, disability, or vacation.

Section 9: Violations

Employees are required to promptly report any known violations of this Policy to the Personal Trading Compliance Team or the Chief Compliance Officer or her designee. Reported violations and other violations of this Policy detected through internal monitoring will be reported to the Jennison Compliance Council and the Employee’s supervisor. The Compliance Council will review all violations of the Policy and the penalties assessed and may recommend additional sanctions or other disciplinary actions it deems appropriate.

In accordance with FINRA Rule 3110, certain transactions by Registered Representatives prompting an investigation, may require notification to the SRO.

Penalties will generally be assessed in accordance with a schedule maintained by the Personal Trading Compliance Team. These, however, are minimum penalties. The Company reserves the right to take any other appropriate action and depending on the facts and circumstances of the violation, sanctions may include monetary penalties, suspension without pay, suspension of personal trading privileges or other disciplinary action up to and including termination of employment. Disgorgement of profits and reversal of the trade may also be required for Policy violations. Any Penalties or profits disgorged to the Company will be donated to a charitable organization selected by the Company in the name of the Company.

IV.	Internal Controls

The Personal Trading Compliance Team has the day to day responsibility of monitoring Employees’ compliance with the requirements of the Code of Ethics and Personal Trading Policy and Procedures. The PTA system produces exception reports which are evaluated by the Personal Trading Compliance Team. Any breach determined to be a violation would be escalated to the Chief Compliance Officer. Additionally Jennison’s Compliance Council meets quarterly and reviews personal trading topics including: policy violations and exceptions, private investments, and policy changes.

V.	Escalating Concerns

Any concerns about aspects of the Policy that lack specific escalation guidance may be reported to the reporting Employee’s supervisor, the Chief Compliance Officer, Chief Legal Officer, Chief Risk Officer, Chief Ethics Officer, Chief Operating Officer or Chief Executive Officer. Alternatively Jennison has an Ethics Reporting Hotline phone number and email address that enable Employees to raise concerns anonymously. Information about the Ethics Reporting Hotline phone number and email address can be found on the Jennison intranet’s “Ethics” web page.

Revised: March 31, 2020

VI.	Discipline and Sanctions

All Jennison Employees are responsible for understanding and complying with the policies and procedures outlined in this Policy. The procedures described in this Policy are intended to ensure that Jennison and its Employees act in full compliance with the law. Violations of this Policy and related procedures will be communicated to your supervisor and to senior management through Jennison’s Compliance Council, and may lead to disciplinary action.

Revised: March 31, 2020

Exhibit A

Glossary

Access Persons - Employees who work in or support portfolio management activities, have access to nonpublic investment advisory client trading information or recommendations, or have access to nonpublic portfolio holdings. This includes Employees or officers of a mutual fund or investment adviser who, in connection with their normal responsibilities, make, participate in, or have access to current or pending information regarding the purchase or sale of securities by any portfolios managed by the business unit or group of business units to which the individual is deemed to have access. All Jennison Employees are classified as Access Persons. While contingent workers (e.g. consultants and temporary workers) are not Jennison Employees, those contingent workers who have access to sensitive or confidential information may be deemed Access Persons and subject to preclearance of personal securities trading activities and other Policy requirements as determined by the Personal Trading Compliance Team.

Affiliated Exchange Traded Fund – a proprietary fund advised by Prudential, or a non-proprietary fund subadvised by Prudential, and any fund whose investment adviser or principal underwriter is controlled by or under common control with Prudential.

Affiliated Closed-End Fund – a proprietary closed-end fund advised by Prudential, or a non-proprietary closed-end fund subadvised by Prudential, and any closed-end fund whose investment adviser or principal underwriter is controlled by or under common control with Prudential.

Affiliated Open-End Mutual Fund - a proprietary investment company advised by Prudential, or a non-proprietary investment company subadvised by Prudential, and any investment company whose investment adviser or principal underwriter is controlled by or under common control with Prudential, including Jennison.

Authorized Broker-Dealer – the Authorized Broker-Dealers include:

•	Charles Schwab

•	E*TRADE

•	Fidelity Investments

•	JP Morgan Chase

•	Merrill Lynch

•	TD Ameritrade

•	UBS Financial Services

•	Vanguard

•	Wells Fargo Advisors

Automatic Investment Plan – regular periodic purchases (or withdrawals) that are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes dividend reinvestment plans (“DRIPs”) and Employee Stock Purchase Plans (“ESPPs”).

Revised: March 31, 2020

Blackout Period – a period of seven calendar days before or after a transaction was executed in a Client account in the same or an equivalent security The Blackout Period also includes pending buy or sell orders in the same or equivalent security, otherwise known as an Open Order.

Company – Jennison Associates

Covered Security - includes all securities in which an Access Person or Investment Person has the opportunity, directly or indirectly, to profit or share in the profit derived from transactions in such securities. This includes all equity, debt and derivative related transactions with the exception of:

•	direct obligations of the U.S. Government[2]

•	bankers acceptances

•	bank certificates of deposit

•	commercial paper

•	high quality short-term debt (A-1, P-1 & maturity of less than 1 year), including repurchase agreements

•	U.S. treasury bills, notes, bonds

•	Currencies

•	Cryptocurrencies

•	shares issued by money market funds

•	shares issued by open-end mutual funds (excluding the Affiliated Open-End Mutual Funds)

•	annuities and life insurance contracts

•	529 plans purchased directly from a state sponsor

Discretionary Managed Account – an account managed on a discretionary basis by a person other than the Employee or possibly an algorithmic tool (robo-adviser), over which the Employee has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions therein. A Discretionary Managed Account must have a formal investment management agreement that provides full discretionary authority to a third-party money manager.

Dividend Reinvestment Plan (DRIPs) – a stock purchase plan offered by a corporation whereby shareholders purchase stock directly from the company (usually through a transfer agent) and allow investors to reinvest their cash dividends by purchasing additional shares or fractional shares.

Dual Hat Employee – Employee who works in or supports the investment advisory activities of another PGIM asset management business or another entity under Prudential’s control.

Employee – any person employed by Jennison. While contingent workers are not Employees, those contingent workers that obtain information regarding the purchase or sale of securities in portfolios managed by the Company may be subject to this Policy, as determined on a case-by-case basis.

[2]	Includes securities that carry full faith and credit of the U.S. Government for the timely payment of principal and interest such as Ginnie Maes, U.S. Savings Bonds and U.S. Treasuries

Revised: March 31, 2020

Immediate Family – any of the following relatives who share the same household with you and are financially connected to you: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships. The term also includes any related or unrelated individual who resides with, or whose investments are controlled by, or whose financial support is materially contributed to by, the Employee, such as a significant other or domestic partner. For example, this could include individuals with whom you share living expenses, bank accounts, rent or mortgage payments, ownership of a home, or any other material financial support. These situations should be reviewed on a case-by-case basis by the Personal Trading Compliance Team.

Initial Public Offering – an offering of securities registered under the Securities Act of 1933, the issuer of which immediately before registration was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Club – a group of two or more people, each of whom contributes monies to an investment pool and participates in the investment making decision process and shares in the investment returns.

Material Nonpublic Information – Information that is not generally available to the investing public that an investor, considering all the surrounding facts and circumstances, would find important in deciding whether or when to buy, sell, or hold a security.

Non-Volitional – Securities Account activity related to: i) transactions in approved Discretionary Managed Accounts; ii) transaction in preapproved dividend reinvestment plans; iii) transactions resulting from automatic rebalancing plans; and v) receipt of stock or option bonus awards.

Personal Trading Compliance Team – the team within Compliance responsible for oversight of all aspects of personal trading. You can contact the team at PersonalTrading@jennison.com.

Private Investment - an offering that is exempt from registration under the Securities Act of 1933, as amended, under Sections 4(2) or 4(6), or Rules 504, 505 or 506 there under.

PTA – FIS Protegent Personal Trading Assistant – a third-party vendor system used by Jennison to facilitate the surveillance and reporting of personal securities trading information, disclosures, certifications and reporting.

Restricted List – a listing of securities in which trading by Employees is generally prohibited.

Revised: March 31, 2020

Securities Accounts – a securities account is an account for which an Employee directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect beneficial interest in the account. This includes:

•	personal accounts;

•	accounts in which your spouse has a beneficial interest;

•	accounts in which your minor children or any dependent family member has a beneficial interest;

•	joint or tenant-in-common accounts in which you are a participant;

•	accounts for which you act as trustee, executor or custodian;

•	accounts over which you exercise control or have investment discretion;

•	accounts of any Immediate Family members;

•	accounts in which purchases and sales are limited to Affiliated Open-End Mutual Funds; and

•	accounts that hold Prudential related closed-end mutual funds.

Revised: March 31, 2020

Exhibit B

Compliance and Reporting of Personal Transactions Matrix

Investment Category/Method	Sub-Category	Required Pre- Approval (Y/N)	Reportable (Y/N)	If reportable, minimum reporting frequency
BONDS	Treasury Bills, Notes, Bonds	N	N	N/A
	Commercial Paper	N	N	N/A
	Other High Quality Short-Term Debt Instrument[3]	N	N	N/A
	Agency	N	Y	Quarterly
	Tax Free Auction Rate Securities	N	Y	Quarterly
	Non tax free Auction Rate Securities	Y	Y	Quarterly
	Corporates	Y	Y	Quarterly
	MBS	Y	Y	Quarterly
	ABS	Y	Y	Quarterly
	CMO’s	Y	Y	Quarterly
	Municipals	N	Y	Quarterly
	Convertibles	Y	Y	Quarterly
	Public Offering	Y	Y	Quarterly

STOCKS	Common	Y	Y	Quarterly
	Preferred	Y	Y	Quarterly
	Rights	Y	Y	Quarterly
	Warrants	Y	Y	Quarterly
	Initial, Secondary and Follow On Public Offerings	Y	Y	Quarterly
	Automatic Dividend Reinvestments	N	N	N/A
	Optional Dividend Reinvestments	Y	Y	Quarterly
	Direct Stock Purchase Plans with automatic investments	Y	Y	Quarterly
	Employee Stock Purchase/Option Plan	Y*	Y	*

OPEN-END MUTUAL FUNDS AND ANNUITIES	Affiliated Open-End Mutual Funds	N	Y	Quarterly
	Non-Affiliated Open-End Mutual Funds, not managed by Jennison or Prudential	N	N	N/A

CLOSED END FUNDS, UNIT INVESTMENT TRUSTS and ETF	All Affiliated & Non-Affiliated Funds	N	Y	Quarterly
	Exchange Traded Funds (ETF)[4]	Y	Y	Quarterly
	Holders	Y	Y	Quarterly

COMMODITIES	Physical Commodity	N	N	N/A
	Commodity Futures	N	Y	Quarterly
	ETFs tracking price of a Physical Commodity[4]	Y	Y	Quarterly

[3]

“High Quality Short-Term Debt Instrument” means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Agency (Moody’s and S&P).

*

Pre-approval of the sales of securities or exercising of options acquired through Employee Stock Purchase or Employee Stock Option Plans are required, except for the exercise of Prudential options (this exception does not apply to certain Designated Employees or Dual Hat Employees). Holdings are required to be reported annually; transactions subject to pre-approval are required to be reported quarterly. Pre-approval is not required to participate in such plans, unless you are a Designated Employee or a Dual Hat Employee.

[4]

Preclearance is not required for certain Covered Securities tracking broad based indices, commodities and cryptocurrency. The list of exempt securities is maintained by the Personal Trading Compliance Team and available on PTA for your reference.

Revised: March 31, 2020

Investment Category/Method	Sub-Category	Required Pre- Approval (Y/N)	Reportable (Y/N)	If reportable, minimum reporting frequency
DERIVATIVES	Any exchange traded, NASDAQ, or OTC option or futures contract, including, but not limited to:
	Financial Futures	**	Y	Quarterly
	Commodity Futures	N	Y	Quarterly
	Options on Futures	**	Y	Quarterly
	Options on Securities	**	Y	Quarterly
	Non-Broad Based Index Options	Y	Y	Quarterly
	Non Broad Based Index Futures Contracts and Options on Non-Broad Based Index Futures Contracts	Y	Y	Quarterly
	Broad Based Index Options[4]	N	Y	Quarterly
	Broad Based Index Futures Contracts and Options on Broad Based Index Futures Contracts[4]	N	Y	Quarterly
	Structured Notes	Y	Y	Quarterly

CURRENCY	Foreign Currency	N	N	N/A
	Any exchange traded currency/cryptocurrency investment vehicles (e.g. trust, ETF)	N	Y	N/A

	Currency Options	N	Y	N/A
	Currency Futures	N	Y	N/A
	Currency Forwards	N	Y	N/A
	Cryptocurrency	N	N	N/A

LIMITED PARTNERSHIPS, PRIVATE INVESTMENTS, & PRIVATE INVESTMENTS		Y	Y	Quarterly

VOLUNTARY TENDER OFFERS		Y	Y	Quarterly

MANAGED ACCOUNT PROGARMS	Employee Directed Portfolio Transactions	Y	Y	Quarterly

** Pre-approval of a personal derivative securities transaction is required if the underlying security requires pre-approval.

Revised: March 31, 2020